Via: EDGAR



March 28, 1997



Securities and Exchange Commission
Judiciary Plaza
455 Street N.W.
Washington D.C. 20549
Attention: Filing Desk

Re: Electromagnetic Sciences, Inc. (the "Company")
    File No. 0-6072 -- Definitive Proxy Material

Ladies and Gentlemen:

Accompanying this letter is the definitive form of Proxy Statement being used in connection with the solicitation of proxies for the Company's Annual Meeting to be held on May 2, 1997, together with the form of Proxy being used in connection with such solicitation. These documents are submitted for filing pursuant to Rule 14a-6(b) under the Securities Exchange Act of 1934. The filing fee is on deposit in the Company's CIK account.

The enclosed proxy materials are being released to the Company's shareholders on the date hereof, accompanied by the Company's 1996 Annual Report to its shareholders. Seven copies of that report are being forwarded by mail to the Commission on the date hereof.

Pursuant to Instruction 3 to Item 10 of Schedule 14A, the Company's 1997 Stock Incentive Plan, which is being presented for approval by the shareholders at the Annual Meeting, is attached as an appendix to the filed version of the Proxy Statement. The common stock to be offered under that Plan will be registered on Form S-8 during 1997, prior to any such securities being issued or becoming subject to exercisable options.

Please direct any inquiries concerning this filing to the undersigned.

Very truly yours,

ELECTROMAGNETIC SCIENCES, INC.



By: /s/William S. Jacobs
        William S. Jacobs
        Vice President and General Counsel





                 ELECTROMAGNETIC SCIENCES, INC.

          NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                 TO BE HELD ON MAY 2, 1997


     Notice is hereby given that the Annual Meeting of Shareholders of Electromagnetic Sciences, Inc. (the "Company") will be held at 4:00 p.m. local Atlanta time on May 2, 1997, at the Atlanta Marriott Norcross, 475 Technology Parkway, N.W.,
Norcross, Georgia, for the following purposes:

     (1) To elect seven members of the Board of Directors to serve during the ensuing year;

     (2) The proposal to approve the Company's 1997 Stock
Incentive Plan; and

     (3) To transact such other business as may properly come before the Meeting or any adjournment thereof.

     Only holders of record of common stock of the Company at the close of business on March 24, 1997, will be entitled to notice of and to vote at the Meeting or any adjournment thereof.

                              By Order of the Board of Directors,


                              WILLIAM S. JACOBS, Secretary

Norcross, Georgia
March 25, 1997




WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, YOU ARE REQUESTED TO FILL IN AND SIGN THE ENCLOSED FORM OF PROXY AND MAIL IT IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IT IS
IMPORTANT THAT PROXIES BE RETURNED PROMPTLY.   IF YOU DO ATTEND
THE MEETING AND DECIDE THAT YOU WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY.





                     ELECTROMAGNETIC SCIENCES, INC.
                         660 Engineering Drive,
            Technology Park/Atlanta, Norcross, Georgia 30092

                           PROXY STATEMENT

              FOR THE ANNUAL MEETING OF SHAREHOLDERS
                    TO BE HELD ON MAY 2, 1997

                         GENERAL INFORMATION

Shareholders' Meeting

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Electromagnetic Sciences, Inc. (the "Company") of proxies to be used at the Annual Meeting of Shareholders to be held at 4:00 p.m. local Atlanta time on May 2, 1997, at the Atlanta Marriott Norcross, Norcross, Georgia. This Proxy Statement is being mailed to shareholders on approximately March 27, 1997.

Matters to be Acted Upon

     The following matters will be acted upon at the Annual Meeting of Shareholders:

     (1) The election of seven members of the Board of Directors, each to serve a term of one year and thereafter until his successor is duly elected and qualified;

     (2)  To consider approval of the Company's 1997 Stock Incentive
Plan; and

     (3) The transaction of such other business as may properly come before the Meeting or any adjournment thereof.

Revocation of Proxies

     A proxy form is enclosed herewith. Any shareholder who executes and delivers a proxy may revoke it at any time prior to its use by giving written notice of such revocation to the Secretary of the Company at 660 Engineering Drive, Technology Park/Atlanta, Norcross, Georgia 30092, or by executing and delivering to the Secretary of the Company a proxy bearing a later date. A proxy may also be revoked at the Annual Meeting by any shareholder present at the Annual Meeting who elects to vote in person.

Voting of Proxies

     When the enclosed proxy is properly executed and returned, the shares that it represents will be voted at the Annual Meeting in accordance with the instructions noted thereon. In the absence of such instructions, the shares represented thereby will be voted in favor of the seven nominees for election to the Board of Directors, and in favor of approval of the 1997 Stock Incentive Plan. The Board of Directors does not know of any other business to be brought before the Meeting, but it is intended that as to such other business, if any, a vote may be cast pursuant to the proxy in accordance with the judgment of the person or persons acting thereunder.

     Only holders of record of issued and outstanding shares of common stock of the Company at the close of business on March 24, 1997, are entitled to notice of, or to vote at, the Annual Meeting. Each holder is entitled to one vote for each share of common stock held on the record date. On March 24, 1997, there were 8,513,268 shares of common stock outstanding and entitled to vote.

Cost of Solicitation

     The cost of soliciting proxies will be borne by the Company.
Officers, directors and employees of the Company may solicit proxies by telephone, telegraph or personal interview.

1998 Shareholder Proposals

     Any proposals by shareholders intended for presentation at the 1998 Annual Meeting must be received by the Company at its principal executive offices, attention of the Secretary, no later than December 1, 1997, in order to be included in the proxy materials for that Meeting.


                     ELECTION OF DIRECTORS

     The Company's Bylaws provide that the number of members of the Board of Directors shall be determined by the Board, which has set
that number at seven.   Unless otherwise directed, it is the
intention of the persons named in the enclosed form of proxy to vote such proxy in favor of the election of the seven persons named below as directors of the Company. Each such person will serve until the next Annual Meeting of Shareholders and thereafter until his successor is elected and has qualified. In case any of the named nominees should become unable to serve, or for good cause will not serve, the persons named in the proxy will have the right to use their discretion to vote for a substitute or substitutes or to vote only for the remaining nominees.

     Assuming the presence of a quorum at the Meeting, the nominees will be elected by favorable vote of a plurality of the shares actually voted. Abstentions and broker non-vote shares will be considered as present for the purposes of determining the presence of a quorum, but will not otherwise be considered in determining the outcome of the vote. Shares for which authority to cast a favorable vote is affirmatively withheld will be treated as voting shares in determining whether the requisite plurality has been achieved.

     The table on the following page lists the nominees and their ages, their other positions with the Company, their principal occupations at present and during the past five years, and the year each was first elected as a director. All nominees are currently directors of the Company and were elected by the shareholders at the last Annual Meeting.

                                                          Year First
Name and Principal Occupations                              Elected
for the Last Five Years                         Age         Director
-------------------------------------------    ----       ----------
Anthony J. Iorillo                              59           1995
  Until his retirement in 1994, Mr. Iorillo was a Senior Vice President of Hughes
  Aircraft Company and President of Hughes
  Telecommunications and Space Sector,
  El Segundo, California, a leading supplier and operator of communications satellites and related network equipment. From 1994 until 1996, he served as Chairman of the Board, American Mobile Satellite
  Corporation, Reston, Virginia, a major
  provider of satellite-based communications for ground vehicles, ships and aircraft in the United States and surrounding areas and waters. Mr. Iorillo is also a director of Ortel Corp.

Jerry H. Lassiter                               66          1978
  Private investor organizing and managing interests in finance and real estate.

John H. Levergood                               62          1995
  President, Broadband Communications
  Group and Corporate Senior Vice President,
  Scientific-Atlanta, Inc., Atlanta, Georgia, which designs and produces a broad range of advanced cable television equipment and satellite-based video, voice and data communications networks (since 1992).
  Previously, Mr. Levergood had served
  as a consultant to the Broadband Communi-cations Group following his retirement, in 1989, as President and Chief Operating
  Officer of Scientific-Atlanta. Mr.
  Levergood is also a director of Golden
  Poultry, Inc.

John B. Mowell                                  62          1984
  President, Mowell Financial Group, Inc.,
  Tallahassee, Florida, an investment
  counseling firm.

John E. Pippin                                  69          1968
  Chairman of the Board of the Company;
  until 1994, Dr. Pippin also served as
  Chief Executive Officer.

Don T. Scartz                                   54          1995
 Senior Vice President  and Chief
 Financial Officer, Treasurer of the
 Company.

Thomas E. Sharon                                51          1984
  President and Chief Executive Officer
  of the Company (since 1994); previously
  President and Chief Operating
  Officer of the Company.



Committees and Meetings of the Board of Directors

     The Board of Directors has designated a Compensation Committee, which during the past year has been composed of Messrs. Iorillo, Lassiter, Levergood, and Mowell. This committee reviews and recommends to the Board compensation and benefits for the Company's executive officers, administers the Company's stock option plans with respect to the participation of employees who are officers and directors, and is responsible for reviewing and approving any related party transactions involving the Company. The Compensation Committee met four times during the last fiscal year, and its members participated in additional meetings and conferences in connection with the development of the executive compensation program as described in the Committee's Report included elsewhere in this Proxy Statement. The Board has also designated an Audit Committee composed during the past year of Messrs. Lassiter and Mowell; the principal functions of this committee are to meet with the Company's independent auditors, to review the Company's consolidated fiscal year financial statements, to review the independence, qualifications and activities of the independent auditors, and to recommend to the Board of Directors the appointment of the independent auditors; this Committee did not formally meet during 1996, but its members consulted on various occasions during the year with members of the accounting staff and the independent auditors. The Company does not have a separate nominating committee. The Stock Incentive Plan Committee of the Board consists of Drs. Pippin and Sharon and Messrs. Lassiter and Scartz; this committee is generally responsible for administering the Company's stock option plans with respect to the participation of employees who are not officers or directors. The Stock Incentive Plan Committee met five times during the last fiscal
year.   The Strategic Plan Committee meets from time to time with the
Company's senior officers to review and discuss the Company's strategic plan and strategic planning process; this Committee consists of Dr. Pippin and Messrs. Iorillo and Levergood, and met twice during the last fiscal year.

     During the last fiscal year, there were five meetings of the Company's Board of Directors. No director attended fewer than 75% of the aggregate of all meetings of the Board and of all committees on which he served.


Compensation and Other Arrangements with Directors

     Each director who is not an employee of the Company is paid $1,000 per meeting attended (excluding telephonic meetings) plus $3,000 per quarter served. Each director who is also an employee of the Company is paid $500 per meeting attended (excluding telephonic meetings) and $500 per quarter served. Committee meetings that are not held in conjunction with a full Board meeting are separately compensated at the rate of $500 per meeting. Travel expenses are paid to out-of-town directors.

     Each non-employee director has previously received an option for the purchase of 10,000 shares of common stock. These options have an exercise price equal to the fair market value of the common stock on the date of grant, and become exercisable as to 2,000 shares on the date six months following the date of grant and as to an additional 2,000 shares on each of the first through fourth anniversaries of such six-month date (except that the options granted to Dr. Pippin become exercisable over three years of service). However, these options become immediately exercisable in the event of a third-party tender or exchange offer for the Company's common stock, or if any person becomes the beneficial owner of 50% or more of the outstanding common stock. The exercise price (together with any applicable taxes) may be paid in cash, by delivery of shares of common stock (valued at their fair market value at the time of exercise), or by a combination of cash and stock. Upon the optionee ceasing to be a director for any reason, these options terminate and are forfeited to the extent that they are not exercisable at that time. Once exercisable, these options are non-forfeitable and remain exercisable until the tenth anniversary of the date of grant.

     The 1997 Stock Incentive Plan (the "1997 Plan"), for which shareholder approval is being sought as described elsewhere in this Proxy Statement, would provide similar option grants to future non-employee directors at the time of their initial election. The 1997
Plan would also provide to both future and current non-employee directors annual grants, beginning after five years of service, of options to acquire 2,500 shares. The terms of these annual grants are described herein under the caption "Approval of the 1997 Stock Incentive Plan -- Background and Description -- Options for Non-Employee Directors." Such grants are conditioned upon shareholder approval of the 1997 Plan.

     At the time of Dr. Pippin's retirement as CEO, he and the Company entered into a consulting arrangement under which he provides consulting services to the Company's current CEO for a period of three years. Such services are to be provided one day per week, plus additional days as requested by the CEO and agreed to by Dr. Pippin, and generally relate to the Company's strategic planning, proposed acquisitions, restructuring and integration of acquired businesses, and management organization and performance. Compensation is $5,000 per month, plus $1,000 per day for additional days. During the consulting period, Dr. Pippin will be included in the Company's group life and health insurance plans for executive officers, but will not otherwise participate in employee benefit plans. He will also continue to be provided an office and secretarial services, an automobile, and certain tax planning and return services. If during the three-year period Dr. Pippin becomes unable to provide services due to his death or disability, the basic monthly payments would be continued until the end of the three years.

     The Company has a consulting arrangement with Mr. Mowell, who provides assistance to the Company in connection with presentations to the investment community, reviews of potential financial transactions, and relations with financial analysts. For his services, Mr. Mowell receives a consulting fee of $12,000 per year plus reimbursement of expenses. The other members of the Compensation Committee have reviewed and approved the terms of this consulting arrangement.

     During 1996, Dr. Pippin and Mr. Mowell served as directors of LXE Inc., a subsidiary of the Company, and were compensated as non-employee directors of LXE at the rate of $3,000 per quarter plus $1,000 per meeting attended, and $500 for attending any committee meetings not held in conjunction with a meeting of the LXE board. LXE is now a wholly-owned subsidiary of the Company, and these director arrangements are not in effect for 1997. Dr. Pippin and Mr. Mowell also have served since 1993 as directors of CAL Corporation, another subsidiary of the Company, for which they and other non-employee directors are currently compensated at the rate of Can$1,500 per year plus Can$500 per meeting attended. Effective in 1997, Dr. Pippin and Mr. Mowell will also receive from the Company a supplement of $2,000 for attending a CAL meeting conducted in Canada, and $1,000 for a meeting in Atlanta if taking place on a day other than that on which a Company board meeting is held.




                          SECURITY OWNERSHIP

     The following table sets forth certain information concerning shares of the Company's common stock beneficially owned as of March 24, 1997, by the Company's directors and named officers, and as of December 31, 1996 by persons who beneficially own more than 5% of the common stock. Except as otherwise indicated, each person possessed sole voting and investment power with respect to the shares shown.

             Electromagnetic Sciences, Inc. Common Stock


                                      Amount of           Approximate
                                      Beneficial           Percent of
                                      Ownership              Class

Kopp Investment Advisors, Inc.        1,686,939 (1)          20.0%
6500 Wedgewood Road
Maple Grove, MN  55311

Brinson Partners, Inc.                  528,400               6.3%
209 South LaSalle
Chicago, IL  60604-1295

Dimensional Fund Advisors, Inc.         498,999 (2)           5.9%
1299 Ocean Avenue
Santa Monica, CA  90401

David A. Rocker                         440,200 (3)           5.2%
Suite 1759
45 Rockefeller Plaza
New York, NY 10111




Anthony J. Iorillo                        4,000 (4)             *
Jerry H. Lassiter                        17,672 (4)             *
John H. Levergood                         4,000 (4)             *
John B. Mowell                           49,469 (4)             *
John E. Pippin                          258,824 (4)           2.9%
Don T. Scartz                            49,999 (4)             *
Thomas E. Sharon                        137,961 (4)           1.6%
William S. Jacobs                        23,632 (4)             *
John J. Farrell                           4,792 (4)             *
Jeffrey A. Leddy                         31,801 (4)             *

All directors and executive officers
as a group (11 persons)                 605,679               6.8%

* Percentage of shares beneficially owned does not exceed 1%


    (1) Kopp Investment Advisors, Inc. has advised that it exercises investment discretion as to 1,676,939 shares, but does not vote the shares nor is it the owner of record.

    (2) Dimensional Fund Advisors, Inc. (Dimensional) has advised that the shares of which it is deemed to have beneficial ownership are held in the portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans; Dimensional serves as investment manager to all of these entities. Dimensional disclaims beneficial ownership of all such shares.

    (3) David A. Rocker has advised that the shares of which he is deemed to have beneficial ownership are owned by Rocker Partners, L. P., a New York limited partnership (397,000 shares), and Compass Holdings, Ltd., a corporation organized under the Business Companies Ordinance of the British Virgin Islands (43,200 shares).

    (4) Includes shares that are subject to currently exercisable options in the amounts of 4,000 for Mr. Iorillo, 10,782 for Mr. Lassiter, 4,000 for Mr. Levergood, 9,500 for Mr. Mowell, 127,064 for Dr. Pippin, 33,500 for Mr. Scartz, 73,546 for Dr. Sharon, 12,750 for
Mr. Jacobs, 2,000 for Mr. Farrell and 25,500  for Mr. Leddy.   For
Mr. Mowell, Dr. Pippin and Mr. Jacobs, these totals also include 9,500, 42,593 and 6,325 shares, respectively, as to which each person shares voting and investment power with family members but disclaims beneficial interest.



            EXECUTIVE COMPENSATION AND OTHER INFORMATION

    The following table discloses, for the years ended December 31, 1996, 1995 and 1994, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid, accrued or granted for those years, to the Chief Executive Officer and to each of the four most highly compensated other executive officers whose combined salary and bonus compensation for 1996 exceeded $100,000.

                                       Summary Compensation Table


                                                          Long-Term Compensation       All Other
                            Annual Compensation                  Awards           Compensation (1)
                                                                      Securities
                                                                      Underlying
Name and                                                Restricted   Options/SAR's
Principal Position     Year    Salary    Bonus   Other     Stock     (No. of Shares)

Thomas E. Sharon       1996  $252,603  $ 25,000  $ -0-   $  -0-          20,000         $21,344
President, Chief       1995   228,082     -0-      -0-      -0-          12,000          21,412
Executive Officer      1994   185,589   100,000    -0-    24,969            -0-          20,367
(from July 1994)
and Director

Don T. Scartz          1996   157,321    20,000    -0-      -0-          10,000          27,134
Senior Vice Presi-     1995   146,931     -0-      -0-      -0-           7,000          26,801
dent and Chief         1994   132,505    60,000    -0-    14,981            -0-          23,906
Financial Officer,
Treasurer

William S. Jacobs      1996   144,398    15,000    -0-      -0-           6,000          27,221
Vice President,        1995   139,160     -0-      -0-      -0-           4,000          26,269
General Counsel and    1994   133,803    30,000    -0-     9,988            -0-          23,621
Secretary

John J. Farrell        1996   180,863    20,000    -0-      -0-           9,500          21,918
President and Chief    1995   107,699     -0-      -0-    78,000         35,000          10,677
Operating Officer,
LXE Inc. (since May
1995)

Jeffrey A. Leddy       1996   129,626    25,000    -0-      -0-           8,000           5,778
President, EMS         1995   111,931    28,000    -0-      -0-             -0-           5,466
Technologies, Inc.     1994    98,095    37,500    -0-    12,455          5,000           4,413


See Footnotes to Summary Compensation Table on page 10.




Footnotes to Summary Compensation Table:

(1) For 1996, includes in the case of Dr. Sharon, $2,310 in matching contributions under the 401(k) plan, $7,111 in benefits associated with a split-dollar life insurance arrangement, and $11,923 under the defined contribution retirement plan; in the case of Mr. Scartz, $2,775 in matching contributions under the 401(k) plan and Employee Stock Purchase Plan, $8,724 under split-dollar insurance arrangements, and $15,635 under the defined contribution retirement plan; in the case of Mr. Jacobs, $3,974 in matching contributions under the 401(k) and stock purchase plans, $11,751 under split-dollar insurance arrangements, and $11,496 under the defined contribution retirement plan; in the case of Mr. Farrell, $4,640 in matching contributions under the stock purchase plan, $9,895 under split-dollar insurance arrangements, and $7,383 under the defined contribution retirement plan; and in the case of Mr. Leddy, $1,018 in matching contributions under the 401(k) plan and $4,760 under the defined contribution retirement plan. In each case, the split-dollar insurance arrangement benefit is the sum of (i) the premiums paid by the Company attributable to the term insurance portion of the policy, plus (ii) the implicit value of the balance of the premium, treating such balance as an interest-free loan to the scheduled termination date of the arrangement, based on interest and discount rates of 8%.

(2) Does not include personal benefits that do not exceed the applicable reporting threshold for any officer.

(3) Represents the value, based on an $11.75 market price on the date of award, of 2,125 shares awarded in January 1995 to Dr. Sharon, 1,275 shares to Mr. Scartz, 850 shares to Mr. Jacobs and 1,060 shares to Mr. Leddy, and based on a market price of $13 for 6,000 shares awarded to Mr. Farrell at the commencement of his employment in May 1995. None of the named executive officers holds any other shares of restricted stock. The shares of restricted stock vested one year after the award date, subject to continued service for such year, except that those awarded to Mr. Farrell vest over three years beginning in May 1996. Any dividends paid on shares of restricted stock would be subject to the same restrictions as the shares.

Option Exercises During Last Fiscal Year and Year-End Option
Values

    The following chart sets forth certain information with respect to the named executives concerning the exercise in 1995 of options in the Company's common stock, and unexercised options in the Company's stock held as of December 31, 1996:


                                               Number of Shares Under-       Value of Unexercised
                       Year Ended            lying Unexercised Options     In-the-Money Options at
                   December 31, 1996         Held at December 31, 1996         December 31, 1996
                 Shares Acquired   Value
Name               on Exercise    Realized    Exercisable   Unexercisable   Exercisable  Unexercisable

Thomas E. Sharon      63,244     $636,971         73,546         12,000     $862,017         90,000
Don T. Scartz            -0-          -0-         33,500         21,906      474,875        226,945
William S. Jacobs        -0-          -0-         12,750          4,000      105,250            -0-
John J. Farrell          -0-          -0-            -0-         35,000          -0-        125,000
Jeffrey A. Leddy       4,075       44,342         17,500         13,000      235,750        167,000




Option Grants During the Last Fiscal Year

    No options in the Company's stock were granted to the named executive officers during 1996, but certain options were thereafter granted to them with respect to 1996 service and are included in the Summary Compensation Table. In addition, by operation of the merger acquisition of 100% of the outstanding shares of LXE Inc., previously-granted LXE options held by certain named executive officers were converted into options for ELMG shares, as described below at "Acquisition of Minority LXE Shares."

Employment Agreement

    The Company has an employment agreement with Dr. Sharon for services as an executive officer. This agreement originally expires on December 31, 1998, and specifies minimum annual salary
of $200,000.   In addition, Dr. Sharon is entitled to bonuses in
amounts determined by the Board of Directors. In the event of disability, the salary would be continued at 100% less the amount of any other Company-sponsored disability benefits. In the event of death, 50% of the salary amount would be paid to Dr. Sharon's estate for the remainder of the contract term. In the event of a change in control of the Company after which Dr. Sharon resigned or his employment was terminated other than for cause or breach of the agreement, or due to death or disability, the Company would be obligated to pay to Dr. Sharon an amount determined by obtaining the product of (a) the greater of (i) his aggregate taxable compensation for the calendar year preceding the calendar year in which his employment expires, or (ii) his annualized salary for the calendar year in which his employment expires plus the greater of his aggregate bonus paid during either such year or the prior calendar year, and (b) the period expressed in years from the date his employment expires to the latest to occur of
(i) December 31, 1998, (ii) the latest extension, if any, of the expiration date of his term of employment, or (iii) the third anniversary of the date on which the change of control occurs, which product would be discounted to present value. However, the amount payable to Dr. Sharon in connection with a change in control may not exceed the maximum amount that the Company would be entitled to deduct as compensation expense for federal income tax purposes.


Compensation Committee Report
on Executive Compensation

     The Compensation Committee of the Board of Directors has furnished the following report with respect to certain aspects of executive compensation:

          The Compensation Committee believes it is important to adopt compensation policies that attract and retain experienced and well-qualified executive officers, and that provide significant incentives for financial and business achievements that benefit the Company's shareholders. As a result, the Compensation Committee seeks to maintain the salary component of each officer's compensation at a moderate level, provides bonuses based heavily on financial performance, and also provides stock options whose value depends on appreciation in the market value of the Company's common stock.

          Through 1996, the Committee did not employ any formulas that tie executive compensation to specific performance measures in a pre-determined manner. During 1996, the Committee engaged Arthur Andersen & Co. as compensation consultant to assist the Committee in reviewing the Company's executive compensation program, and in developing a more formalized structure for determining annual and long-term incentive arrangements. The following discussion reflects changes to the executive compensation program resulting from this review.

          Base Salary. The Committee received a report from its compensation consultant with respect to the median level of competitive salary ranges for comparably sized companies in similar industries. The Committee also considered, as it has in the past, information provided through the American Electronics Association annual compensation survey, particularly data for companies having revenues similar to those of the Company. In exercising its judgment with respect to base salary adjustments, the Committee has not used these survey materials in any pre-determined mathematical manner. However, the Committee has sought to maintain executive officer base salaries at levels near the median for comparable positions in comparable companies, with modest deviations based on evaluations of the experience, qualifications and contributions of individual officers.

          Annual Incentive Compensation.   Following the
     Committee's review, the Committee has recommended to the Board of Directors, and the Board has adopted, the Company's Executive Annual Incentive Compensation Plan. Under this Plan, a target bonus is designated, as a percentage of base salary, for each executive officer at the beginning of each calendar year. As implemented for 1997, actual incentive compensation can vary from zero to 150% of the target. The extent (from zero to 150%) to which 70% of the target is paid depends upon achievement by the Company of specified levels of profit before tax for the year and, in the case of operating subsidiary officers, on attainment by the subsidiary of specified profit before taxes. The extent to which the remaining 30% is paid is determined by reference to performance against individual qualitative goals, as judged by the CEO (as to other officers) and the Committee. The Committee retains the right to modify, either up or down, the incentive compensation otherwise payable based on achievement of financial goals, in the event of unusual circumstances, as determined by the Committee, affecting the Company's or subsidiary's financial performance during the year.

          The Executive Annual Incentive Compensation Plan was not in effect for 1996. However, the Committee sought to award incentive compensation consistent with the Plan's approach. The incentive compensation awards to executive officers, as set forth in the Summary Compensation Table, reflect the Committee's conclusion that individual efforts of the officers merited awards based on qualitative considerations, and the facts that earnings and shareholder value significantly improved during the year but beginning-of-the-year earnings objectives were not fully achieved.

          Long-Term Incentives -- Stock Options. The Company has from time to time granted stock options to the CEO and other executive officers, in order to provide long-term incentive compensation directly linked to growth in shareholder value. As a result of the Committee's review and the recommendations of its compensation consultant, the Committee believes that options should be granted annually and on a systematic basis at levels determined to be competitively appropriate. However, the Committee has not adopted a formal program for automatically granting options, and annual grants will remain in the Committee's discretion. In general, the Committee believes that early in each year options should be granted having a calculated value, based on the Black-Scholes model, equal to a substantial percentage of each officer's base salary. All options would be granted at exercise prices equal to market value on the date of grant, and would require a substantial period of service before they could be exercised. The Committee also believes that the percentage of base salary that should be used in determining annual stock option awards should increase with an officer's level of responsibility and his or her potential to affect shareholder value. The option awards included in the Summary Compensation Table reflect the Committee's approach to annual option grants. The grant date for the options specified in the Table was deferred until January 1997, following completion of the compensation program review. These grants have been included in the Table because, in the Committee's view, they relate to 1996 service, and it is the Committee's intention to consider a further grant with respect to 1997 service, following action by the shareholders on the proposed 1997 Stock Incentive Plan.

          Compensation of the Chief Executive Officer. During 1996, Dr. Sharon's base salary was increased from $225,000 to $245,000 per year. This increase occurred following review by the Committee of compensation data for other public companies engaged in similar businesses, and for companies included in the American Electronics Association's 1995 executive compensation survey. In each case, the data was analyzed based on company revenues. Following the increase, Dr. Sharon's base salary remained below the midpoint for CEO's of similar-sized companies included in the AEA survey. The Committee based Dr. Sharon's salary increase on the available comparative data, and on its favorable view of Dr. Sharon's efforts to identify emerging commercial wireless communications markets and to organize the Company's various technical and marketing resources to better address potential opportunities.

          As discussed above, Dr. Sharon's bonus compensation for 1996, like that of other executive officers, reflects the Committee's conclusion that while the Company's financial performance significantly improved during 1996 and shareholder value increased significantly during the year, the Company did not attain beginning-of-the-year earnings objectives. As a result, Dr. Sharon's bonus was based on the Committee's favorable evaluation of his qualitative contributions during the year, particularly with respect to leadership in identifying and addressing opportunities in emerging commercial wireless communications markets; this bonus does not include any specific amount related to the Company's 1996 financial performance.

          Following review of the report of its compensation consultant, the Committee has concluded that at the present time an annual grant of stock options, having a Black-Scholes valuation of approximately 90% of base salary, constitutes an appropriate level of long-term incentive compensation for the CEO. The stock options included in the Summary Compensation Table were granted based on this approach.

          Submitted by the members of the Compensation Committee:


                              John B. Mowell, Chairman
                              Anthony J. Iorillo
                              Jerry B. Lassiter
                              John H. Levergood

Shareholder Return

     The annual changes for the five-year period shown in the following graph are based on the assumption that $100 had been invested in the common stock of Electromagnetic Sciences, Inc.
and each index on December 31, 1991.

        Comparison of Five-Year Cumulative Total Return
       Electromagnetic Sciences, Inc. Common Stock (ELMG)
   S&P Composite-500 and S&P High Technology Composite Indices


                   Base             Years Ending
                  Period
                   12/91  12/92   12/93   12/94   12/95   12/96
                   -----  -----   -----   -----   -----   -----
S&P 500 Index       100  107.62  118.46  120.03  165.13  203.05
Technology-500      100  104.13  128.09  149.29  215.04  305.07
ELMG                100   58.18   60.91   88.18   80.00  140.00



Acquisition of Minority LXE Shares

     During 1996, the Company acquired all shares of LXE Inc. that had previously been held by other shareholders. The acquisition of 548,200 LXE shares (approximately 10% of those outstanding) occurred in February 1996, in a transaction with two partnerships controlled by David A. Rocker. See "Security Ownership." In this transaction, the Company delivered to the Rocker partnerships .8337 Company shares plus $.912 for each LXE share acquired, and also received the agreement from Mr. Rocker and the partnerships to make no further purchases of LXE shares for a period of five years. At the date of closing, the Company shares had a closing market value of $12.25 per share, or $10.21 for each .8337 Company share. The Company shares delivered in this transaction were not registered under state or federal securities laws, and could not be freely traded by their holders, but the Company agreed to register such shares for resale by such holders, and subsequently obtained such registration.

     On November 27, 1996, the Company initiated its offer to acquire all remaining minority-owned LXE shares in exchange for
 .75 Company shares for each LXE share acquired. The exchange ratio offered by the Company had been determined by its Board of Directors, based on the recommendation of a Special Committee comprising Messrs. Iorillo, Lassiter and Levergood, none of whom had an ownership interest in LXE. With the assistance of a financial advisor, the Special Committee and the Board each concluded that the exchange ratio was reasonable and appropriate in light of numerous factors, principally including: relative historical and anticipated contributions to the Company's earnings; trading prices for the LXE and Company shares, market valuations of comparable companies as multiples of selected operating results, including projected revenues and earnings per share; the terms of comparable minority buy-out transactions; the fact that tendering LXE shareholders would continue to participate in the business of LXE as holders of Company shares; management's perception of LXE's business prospects; and the perceived benefits to the Company of obtaining 100% ownership of LXE.

     At a special meeting held on December 30, 1996, the acquisition of the LXE minority shares on the foregoing terms was approved by the Company's shareholders. On December 31, 1996, the Company accepted tenders of sufficient LXE shares to increase its ownership of LXE to approximately 96%. Immediately thereafter, the Company exercised its right to cause a merger in which all remaining LXE minority shares were each converted into
 .75 Company shares. As a result of this transaction, the following directors, officers and holders of in excess of 5% of the Company's shares received the specified numbers of Company shares in exchange for previously held LXE shares:


                                   No. of LXE       No. of ELMG
                                Shares Exchanged      Shares
     Name                         Or Converted       Received
     ----                       ----------------    ------------

Kopp Investment Advisors, Inc.      295,312          221,484
Dimensional Fund Advisors, Inc.     171,000          128,250
John B. Mowell                       11,000            8,250
John E. Pippin                       18,810           14,107
Thomas E. Sharon                      7,326            5,494
Don T. Scartz                         2,092            1,569
William S. Jacobs                     2,000            1,500

     As part of the merger acquisition of remaining LXE minority shares, each option previously granted by LXE under its 1989 Stock Incentive Plan was converted into an option under the Company's 1992 Stock Incentive Plan. The following table sets forth information concerning the conversion of such options held by the Company's directors and officers:


                          Number of                       Number of
                         LXE Shares                      ELMG Shares
                         Underlying       Exercise        Underlying        Exercise
                        Options Before    Price Per     Options Before      Price Per    Expiration
     Name             Merger Conversion   LXE Share    Merger Conversion    ELMG Share       Dates
     ----            ------------------   ---------   ------------------   -----------   ----------

Thomas E. Sharon           40,893          $ 3.77          30,669            $ 5.03        1/27/01
Don T. Scartz:             19,875            5.66          14,906              7.55        9/26/02
                            2,000           15.25           1,500             20.33        4/24/98
William S. Jacobs           5,000           18.25           3,750             24.33        3/13/98


                     APPROVAL OF 1997 STOCK
                         INCENTIVE PLAN

Background and Description
     On January 24, 1997, the Board of Directors adopted the Electromagnetic Sciences, Inc. 1997 Stock Incentive Plan (the "1997 Plan"), subject, as to participation by directors and executive officers, to subsequent approval by the shareholders. The 1997 Plan provides for the grant of options to purchase common stock ("Options"), and for the issuance of shares of common stock ("Awards"). Any shares issued pursuant to Awards will be subject to restrictions, including the possibility of forfeiture under certain circumstances. Subject to adjustment upon changes in capitalization, up to 400,000 shares of common stock may be issued under the 1997 Plan, although no more than 80,000 shares may be issued as Awards of restricted stock, and no more than 50,000 shares may be optioned to a single participant during a single calendar year. The 1997 Plan will expire on January 24, 2007, but Options or Awards granted prior to that date will remain in effect according to their terms. For the purpose of calculating the shares remaining available for issue under the 1997 Plan, shares that had been optioned or awarded but thereafter forfeited, and shares either withheld or surrendered in payment of the exercise price of Options or of withholding taxes related to an Option or Award, will not be considered as having been optioned or awarded and will be available for future Options or Awards.

     The 1997 Plan has been adopted because the Board believes that stock-based incentive compensation is critical to the Company's ability to employ and retain qualified managerial and other key personnel, and because the Company's 1992 Stock Incentive Plan has expired. The 1997 Plan is intended to provide participants with an opportunity to increase their stock ownership in the Company and to give them an additional incentive to achieve the Company's objectives. Options may be granted and Awards may be made only to employees of the Company or a subsidiary and to directors of the Company. The 1997 Plan is administered by a committee (the "Committee") of the Board of Directors which will select the recipients of Options and Awards. With respect to Options and Awards for directors and executive officers, the Committee will consist solely of directors who are "non-employee directors" for the purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "1934 Act"). Under such Rule as currently in effect, such directors are those who are not currently officers or employees of the Company or its subsidiaries, and who do not receive compensation for services (except as a director), or otherwise have an interest in business transactions or relationships, requiring proxy statement disclosure. The Committee has the authority to determine the terms of Options and Awards to the extent not inconsistent with requirements of the 1997 Plan, to interpret the 1997 Plan, to adopt and amend rules relating to it, and to amend or replace outstanding Options and Awards, subject to grantee approval and the requirements of the 1997 Plan. The 1997 Plan provides that Committee members shall not be liable to any person for any actions taken in good faith.

     The Board of Directors has the right at any time to terminate or amend the 1997 Plan, but no such action may terminate Options already granted or otherwise affect the rights of any holder of an outstanding Option or shares issued pursuant to an Award without the holder's consent. Without shareholder approval, the Board may not amend the 1997 Plan to materially increase the total number of shares available to directors or executive officers. In addition, the provisions governing automatic grants of Options to non-employee directors, as described below, may not be amended more frequently than once every six months.

     Stock Options. The Company receives no consideration upon the granting of an Option. Options may be granted either as incentive stock options (which qualify for certain favorable tax consequences, as discussed below) or as non-qualified stock options. The Committee determines the number of shares, exercise price, the term, any conditions on exercise, the consequences of any termination of employment, and other terms of each Option.
In the case of an Option intended to be an incentive stock option, the term of the Option may not exceed ten years from the date of grant and the exercise price may not be less than 100% of the fair market value of the common stock on the date of grant. With respect to non-qualified stock options, there is no limit on the term of the Option, but the exercise price may not be less than 100% of fair market value on the date of grant. Under applicable accounting rules as currently in effect, no compensation expense is incurred by the Company, either at the time of grant or upon exercise, with respect to an Option granted at an exercise price equal to or exceeding the fair market value of the common stock on the date of grant.

     The exercise price (together with any applicable taxes) is payable in full upon exercise, and payment may be made in cash, by delivery (or withholding in lieu of delivery) of shares of common stock (valued at their fair market value at the time of exercise), or by a combination of cash and stock. The market value per share of the common stock on March 24, 1997, was $18.875, as determined by reference to the closing sales price as reported in the National Market System.

     In the discretion of the Committee, Options under the 1997 Plan may include a "reload option." A reload option, if included in the original Option, would be triggered when an optionee paid the exercise price of, or withholding taxes related to, all or a portion of the original Option by delivering or authorizing the withholding of shares of common stock. In that event, the optionee would automatically be granted an additional Option to acquire the same number of shares as had been so delivered or withheld. The reload option would be subject to all of the terms and conditions of the original Option, except that the exercise price per share would be equal to the fair market value of the common stock on the date the original Option was exercised, and except that the Committee could specify additional conditions or contingencies, such as continued employment by the Company or holding of the shares acquired upon exercise of the original Option for a specified period of time. No reload options were granted under the 1992 Plan, and the Committee has no current plans to issue reload options under the 1997 Plan.

     Options granted under the 1997 Plan may not be transferred by an optionee other than by will or by the laws of descent and distribution, or pursuant to certain orders which may be issued in connection with a divorce proceeding, or, in the discretion of the Committee, to family members or family trusts or similar estate-planning entities.

     No Options have been granted under the 1997 Plan. As discussed in the Report of the Compensation Committee included in this Proxy Statement, that Committee (whose members also serve as the Committee under the 1997 Plan with respect to Grants or Awards to executive officers) believes that regular annual Option grants, in amounts related to an officer's base salary and level of responsibility, constitute a competitively appropriate and effective method of long-term incentive compensation. The Company believes that similar regularity of Option grants is an important element of the compensation package for other key technical and managerial personnel. Neither the Committee nor the Company has formed any specific plans for the grant of additional Options during 1997. However, shares optioned under the 1992 Plan during or with respect to 1996 service included 53,500 shares optioned to executive officers (as reflected in the Summary Compensation Table), and 91,750 shares optioned to other employees. During 1996, an additional 20,500 shares were optioned to a total of four new employees as part of negotiated initial employment terms. Although the 1997 Plan remains in effect through 2007, grants of similar numbers of Options in future years would exhaust the shares available under 1997 Plan at an earlier date, and would require amendment of the Plan to increase the number of available shares; no such amendment could be effective as to participation of directors or executive officers without further shareholder approval.

     Options for Non-Employee Directors. Each current member of the Board of Directors who is not an employee of the Company or any subsidiary has previously been granted an Option for the purchase of 10,000 shares of common stock. These Options have an exercise price equal to the fair market value of the common stock on the date of grant, and become exercisable as to 2,000 shares on the date six months following the date of grant and as to an additional 2,000 shares on each of the first through fourth anniversaries of such six-month date (except that such options held by Dr. Pippin become exercisable over a three-year period). However, these Options become immediately exercisable in the event of a third-party tender or exchange offer for the Company's common stock, or if any person becomes the beneficial owner of 50% or more of the outstanding common stock. The exercise price (together with any applicable taxes) may be paid in cash, by shares of common stock (valued at their fair market value at the time of exercise), or by a combination of cash and stock. Upon the optionee ceasing to be a director for any reason, these Options will terminate and be forfeited to the extent that they are not exercisable at that time. Once exercisable, these Options are non-forfeitable and remain exercisable until the tenth anniversary of the date of grant.

     If the 1997 Plan is approved by the shareholders, each person who is thereafter elected as a director, and who is not an employee of the Company or any subsidiary, will automatically be granted a similar option for the purchase of 10,000 shares of common stock. In addition, each person who is serving as a director, and is not an employee of the Company or any subsidiary, will, on each date of election to an additional one-year term as a director, following the completion of five one-year terms (or their equivalent) after the grant of such director's 10,000-share option, be granted an additional Option for 2,500 shares, becoming exercisable six months after the date of grant. Such additional options would otherwise be on the same terms as the 10,000-share Options. Under these provisions, Messrs. Lassiter and Mowell would first receive additional 2,500-share Options upon their elections as directors at the Annual
Meeting, and Dr. Pippin and Messrs. Iorillo and Levergood would be eligible to receive such additional Options beginning at the annual meeting to be held in 2000.

     Awards of Restricted Shares. The recipient of an Award will be issued shares of common stock ("Restricted Shares") in consideration of services performed or to be performed as a condition to the lapse of specified restrictions. Recipients will not make any payment to the Company in exchange for the Restricted Shares. Each Award will be governed by a restriction agreement containing such conditions and restrictions applicable to the Restricted Shares as the Committee may determine. The restrictions may include forfeiture of some or all of the Restricted Shares in certain circumstances, such as termination of employment.

     The 1992 Plan, which has expired, provided for Awards of up to 100,000 Restricted Shares. The actual number issued under the 1992 Plan was 12,370 shares, awarded in lieu of a portion of bonuses otherwise payable in cash to senior officers, and in one case in connection with negotiated employment terms for a new officer. The Company believes that Restricted Shares can be a valuable tool in particular circumstances, but the Committee does not have either current plans to award additional shares or an intention of doing so on a frequent basis.

     In the event of an Award of Restricted Shares, the Committee may require that Restricted Shares be held by the Company or in escrow pending the lapse of any restrictions. Until any restrictions on Restricted Shares have lapsed, the Restricted Shares are not transferrable except by the laws of descent and distribution or pursuant to certain orders which may be issued in connection with a divorce proceeding. Unless the Committee determines otherwise, recipients of Restricted Shares will have the right to vote the Restricted Shares and to receive dividends or distributions made with respect to them.

     An Award of Restricted Shares will result in a compensation expense to the Company in an amount equal to the fair market value of the Restricted Shares (calculated without considering any restrictions imposed in connection with the Award) at the time of the Award. Such expense may be recognized ratably over the period during which the restrictions continue in effect.

Federal Income Tax Consequences

     Incentive Stock Options. There are no federal income tax consequences to an optionee or to the Company on the granting of an incentive stock option. When an optionee exercises an incentive stock option, the optionee will not recognize any taxable income at that time (although the exercise may impact the optionee's alternative minimum tax calculation), and the Company will not be entitled to a deduction. The optionee will recognize capital gain or loss at the time of disposition of shares acquired through the exercise of an incentive stock option if the shares have been held for at least two years after the Option was granted and one year after it was exercised. The Company will not be entitled to a tax deduction if the optionee satisfies these holding-period requirements. The federal income tax advantage to the holder of incentive stock options who meets the holding-period requirements is a deferral, until the acquired stock is sold, of taxation of any increase in the stock's value from the time of grant of the Option to the time of its exercise, and taxation of such gain, at the time of sale, as capital gain rather than ordinary income.

     If the holding period requirements are not met, then upon sale of the shares the optionee generally recognizes as ordinary income the excess of the fair market value of the shares at the date of exercise over the option price; any increase in the value of the optioned stock subsequent to exercise is long or short-term capital gain to the optionee, depending on the optionee's holding period for the stock. However, if the sale is for a price less than the value of the shares on the date of exercise, the optionee may recognize ordinary income only to the extent the sales price exceeded the option price. In either case, the Company is entitled to a deduction to the extent of ordinary income recognized by the optionee.

     For the purpose of calculating tax upon disposition where stock is surrendered in payment of the option price, the capital gains holding period and basis of the new shares, to the extent of the old shares surrendered, is the same as for the old shares; the holding period for the additional shares (that is, the shares received on exercise in excess of the old shares surrendered) begins on the date the Option is exercised, and such additional shares have a basis equal to the amount, if any, of the price of the optioned stock paid in cash.

     Non-Qualified Stock Options. Generally, when a non-qualified stock option is exercised, the optionee recognizes income in the amount of the aggregate fair market value of the shares received upon exercise, less the aggregate amount paid for those shares, and the Company may deduct as an expense the amount of income so recognized by the optionee, provided that the Company satisfies certain tax withholding requirements. The holding period of the acquired shares begins upon the exercise of the Option, and the optionee's basis in the shares is equal to the fair market value of the acquired shares on the date of the exercise.

     If the optionee pays all or part of the purchase price by delivering to the Company shares of common stock, there are no federal income tax consequences to the optionee or the Company to the extent of the number of shares so delivered. As to any additional shares issued, the optionee recognizes income equal to the aggregate fair market value of the additional shares received, less any cash paid to the Company, and the Company is allowed to deduct the amount of such income, provided that the Company satisfies certain tax withholding requirements. The holding period and basis of the new shares, to the extent of the number of old shares delivered, is the same as for the old shares. The holding period for the additional shares begins on the date the Option is exercised, and the basis in those additional shares is equal to their fair market value on the date of exercise.

     Awards of Restricted Shares. At the time of an Award a recipient may elect to recognize taxable income equal to the fair market value of the Restricted Shares (computed without regard to the adverse effect on market value of any restrictions) on the date of issuance. If such an election is made by the recipient, the Company will be entitled at that time to a deduction equal to the amount of taxable income recognized by the recipient. In the absence of such an election, a recipient of Restricted Shares will not recognize taxable income until the restrictions imposed with respect to the Award lapse. At that time, the recipient will recognize income equal to the fair market value of the Restricted Shares on the date the restrictions lapse and the Company will obtain a corresponding deduction. The amount of income recognized by a recipient of Restricted Shares will constitute the basis of his or her shares for income tax purposes.

     The grantee of an Award is required to provide for the payment of withholding taxes at the time his or her Award results in taxable income. In the discretion of the Committee, an award may provide for a payment of taxes by delivering already-owned shares of common stock, or by authorizing the Company to withhold and cancel a portion of the Restricted Shares, in each case based on the fair market value of the common stock at that time.

Vote Required and Recommendation of the Board

     Shareholder approval of the Plan is not required by the Company's Articles of Incorporation or Bylaws, or by Georgia law. The 1997 Plan is being submitted for shareholder approval pursuant to the requirements of the National Association of Securities Dealers for securities traded on the National Market System, and of Sections 162(m) and 422 of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code limits the Company's tax deduction for compensation expense for any one executive officer to $1 million per year, except that compensation under certain shareholder-approved incentive compensation plans is not subject to this limit; the 1997 Plan has been structured with respect to option grants to conform with the exception to Section 162(m), if the Plan receives shareholder
approval.    Section 422 of the Internal Revenue Code requires
shareholder approval in order for Options under the 1997 Plan to be treated as incentive stock options. See "Federal Income Tax Consequences -- Incentive Stock Options," above.

     The affirmative vote of the holders of a majority of the shares of common stock present at the Annual Meeting and voting on the matter is required to approve the 1997 Plan, assuming the presence of a quorum. Abstentions and broker non-votes will be considered as present for the purposes of determining the presence of a quorum, but will not otherwise be considered in determining the outcome of the vote. Until such time as the 1997 Plan is approved by the shareholders, no Options or Awards will be granted to directors or executive officers and no incentive stock options may be granted to any participant. Otherwise, the grant of Options or Awards under the 1997 Plan is not subject to shareholder approval.

     The Board of Directors unanimously recommends a vote "FOR" approval of the adoption of the Electromagnetic Sciences, Inc.
1997 Stock Incentive Plan.


  SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Pursuant to Section 16(a) of the Securities Exchange Act, each executive officer, director and beneficial owner of 10% or more of the Company's common stock is required to file certain forms with the Securities and Exchange Commission. A report of beneficial ownership of the Company's common stock on Form 3 is due at the time such person becomes subject to the reporting requirement and a report on Form 4 or 5 must be filed to reflect changes in beneficial ownership occurring thereafter. Based on written statements and copies of forms provided to the Company during and for 1996 by persons subject to the reporting requirements, the Company believes that all Forms 3, 4 and 5 required to be filed by such reporting persons during 1995 were filed on a timely basis.

                INDEPENDENT PUBLIC ACCOUNTANTS

     KPMG Peat Marwick LLP acted as the Company's independent public accountants during the last fiscal year and, it is anticipated, will continue to act as such during the current fiscal year. A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting to respond to appropriate questions, and will have the opportunity to make a statement if he desires to do so.


                    AVAILABLE INFORMATION

  The Company files Annual Reports on Form 10-K with the
Securities and Exchange Commission.   A copy of the Annual Report
for the fiscal year ended December 31, 1996 (except for exhibits thereto) may be obtained, free of charge, upon written request by any shareholder to Electromagnetic Sciences, Inc., Attn: Don T. Scartz, Treasurer, 660 Engineering Drive, P. O. Box 7700, Norcross, Georgia 30091-7700. Copies of all exhibits to the Annual Report are available upon a similar request, subject to payment of a $.15 per page charge to reimburse the Company for its expenses.

Norcross, Georgia
March 25, 1997



                          PROXY CARD
                          ----------

                ELECTROMAGNETIC SCIENCES, INC.

     The undersigned hereby appoints John E. Pippin, Thomas E. Sharon and William S. Jacobs, and each of them with individual power of substitution, proxies to appear and vote all shares of the common stock of Electromagnetic Sciences, Inc. that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on the 2nd day of May, 1997, and at all adjournments thereof, as indicated with respect to the following matters:

(1) To vote FOR or WITHHOLD AUTHORITY to vote for electing the following seven members of the Board of Directors, except as marked to the contrary.

Anthony J. Iorillo, Jerry H. Lassiter, John H. Levergood, John B.
Mowell, John E. Pippin, Don T. Scartz, Thomas E. Sharon

     INSTRUCTIONS: If he or she so chooses, any shareholder may withhold authority to vote for any nominee by lining through or otherwise striking out the name of such nominee. The above-named proxies will vote for the election of any nominee whose name is not deleted.


(2) Proposal to approve adoption of the Electromagnetic Sciences, Inc. 1997 Stock Incentive Plan, as described in the Proxy Statement for the Annual Meeting under the heading
"Approval of 1997 Plan."      FOR     AGAINST     ABSTAIN

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE
NOMINEES AND PROPOSAL LISTED.

(3) In accordance with their best judgment upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.


THIS PROXY WILL BE VOTED IN ACCORDANCE WITH ANY INSTRUCTIONS
INDICATED HEREON.  IF NO INDICATION IS MADE, IT WILL BE VOTED
"FOR" THE LISTED NOMINEES AND PROPOSAL.


The Board of Directors is not aware of any matters to be presented for action at the Annual Meeting of Shareholders, other than the election of Directors and the listed Proposal.

This proxy is revocable at any time prior to its use.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

PLEASE DATE AND SIGN THIS PROXY ON THE REVERSE SIDE.


                ELECTROMAGNETIC SCIENCES, INC.

To Shareholders:

     Please mark this proxy on the reverse side, date and sign this proxy below, and return it to us promptly in the enclosed
envelope, which requires no postage.   Please sign exactly as
your name appears below and indicate any change of address.






                                   Dated:            , 1997
                                         ------------
                                   BE SURE TO DATE THIS PROXY


                                   ----------------------- (L.S.)


                                  ----------------------- (L.S.)
                                  Signature(s) should correspond
                                  with name(s) on reverse side.
                                  When signing in a fiduciary or
                                  representative capacity, give
                                  full title as such.



APPENDIX I                                   As adopted
                                             January 24, 1997


                  ELECTROMAGNETIC SCIENCES, INC.
                    1997 STOCK INCENTIVE PLAN

                        TABLE OF CONTENTS

                                                            Page


ARTICLE I DEFINITIONS                                         1
     (a)  "Award"                                             1
     (b)  "Board"                                             1
     (c)  "Code"                                              1
     (d)  "Committee"                                         1
     (e)  "Company"                                           1
     (f)  "Director"                                          2
     (g)  "Disinterested Person"                              2
     (h)  "Employee"                                          2
     (i)  "Employer"                                          2
     (j)  "Fair Market Value"                                 3
     (k)  "Grantee"                                           3
     (l)  "ISO"                                               3
     (m)  "1934 Act"                                          3
     (n)  "Officer"                                           3
     (o)  "Option"                                            3
     (p)  "Option Agreement"                                  4
     (q)  "Optionee"                                          4
     (r)  "Option Price"                                      4
     (s)  "Parent"                                            4
     (t)  "Plan"                                              4
     (u)  "Purchasable"                                       4
     (v)  "Qualified Domestic Relations Order"                4
     (w)  "Reload Option"                                     4
     (x)  "Restricted Stock"                                  5
     (y)  "Restriction Agreement"                             5
     (z)  "Stock"                                             5
     (aa) "Subsidiary"                                        5

 ARTICLE II THE PLAN                                          5
     Section 2.1  Name                                        5
     Section 2.2  Purpose                                     5
     Section 2.3  Effective Date                              5
     Section 2.4  Termination Date                            5

ARTICLE III ELIGIBILITY                                       6

ARTICLE IV  ADMINISTRATION                                    6
     Section 4.1  Duties and Powers of the Committee          6
     Section 4.2  Interpretation; Rules                       6
     Section 4.3  No Liability                                7
     Section 4.4  Majority Rule                               7
     Section 4.5  Company Assistance                          7

ARTICLE V  SHARES OF STOCK SUBJECT TO PLAN                    7
     Section 5.1  Limitations                                 7
     Section 5.2  Antidilution                                8

ARTICLE VI OPTIONS                                            9
     Section 6.1  Types of Options Granted                    9
     Section 6.2  Option Grant and Agreement                 10
     Section 6.3  Optionee Limitations                       10
     Section 6.4  $100,000 Limitation                        11
     Section 6.5  Option Price                               11
     Section 6.6  Exercise Period                            11
     Section 6.7  Option Exercise                            12
     Section 6.8  Nontransferability of Option               13
     Section 6.9  Termination of Employment                  14
     Section 6.10 Employment Rights                          14
     Section 6.11 Certain Successor Options                  14
     Section 6.12 Conditions to Issuing Option Stock         15
     Section 6.13 Automatic Option Grants to Certain
                  Directors                                  15

ARTICLE VII RESTRICTED STOCK                                 17
     Section 7.1  Awards of Restricted Stock                 17
     Section 7.2  Non-Transferability                        18
     Section 7.3  Lapse of Restrictions                      18
     Section 7.4  Termination of Employment                  18
     Section 7.5  Treatment of Dividends                     18
     Section 7.6  Delivery of Shares                         18
     Section 7.7  Payment of Withholding Taxes               19

ARTICLE VIII TERMINATION, AMENDMENT AND MODIFICATION OF PLAN 20

ARTICLE IX  MISCELLANEOUS                                    20
     Section 9.1  Replacement or Amended Grants              20
     Section 9.2  Forfeiture for Competition                 20
     Section 9.3  Plan Binding on Successors                 21
     Section 9.4  Headings Not a Part of Plan                21

                   ELECTROMAGNETIC SCIENCES, INC.
                    1997 STOCK INCENTIVE PLAN


                            ARTICLE I
                           DEFINITIONS

          As used herein, the following terms have the meanings hereinafter set forth unless the context clearly indicates to the contrary:

          (a)  "Award" shall mean a grant of Restricted Stock.

          (b) "Board" shall mean the Board of Directors of the Company.

          (c) "Code" shall mean the United States Internal Revenue Code of 1986, as amended, including effective date and transition rules (whether or not codified). Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

          (d) "Committee" shall mean a committee of at least two Directors appointed from time to time by the Board, having the duties and authority set forth herein in addition to any other authority granted by the Board; provided, however, that with respect to any Options or Awards granted to an individual who is also an Officer or Director, the Committee shall consist of at least two Non-Employee Directors (who need not be members of the Committee with respect to Options or Awards granted to any other individuals), and all authority and discretion shall be exercised by such Non-Employee Directors, and references herein to the "Committee" shall mean such Non-Employee Directors insofar as any actions or determinations of the Committee shall relate to or affect Options or Awards made to or held by any Officer or Director.

          (e)  "Company" shall mean Electromagnetic Sciences,
     Inc., a Georgia corporation.
          (f)  "Director" shall mean a member of the Board.

          (g) "Employee" shall mean any employee of the Company or any Subsidiary of the Company.

          (h) "Employer" shall mean the corporation that employs a Grantee.

          (i) "Fair Market Value" of the shares of Stock on any date shall mean

               (i) the closing sales price, regular way, or in the absence thereof the mean of the last reported bid and asked quotations, on such date on the exchange having the greatest volume of trading in the shares during the thirty-day period preceding such date (or if such exchange was not open for trading on such date, the next preceding date on which it was open); or

               (ii) if there is no price as specified in (i), the final reported sales price, or if not reported in the following manner, the mean of the closing high bid and low asked prices, in the over-the-counter market for the shares as reported by the National Association of Securities Dealers Automatic Quotation System or, if not so reported, then as reported by the National Quotation Bureau Incorporated, or if such organization is not in existence, by an organization providing similar services, on such date (or if such date is not a date for which such system or organization generally provides reports, then on the next preceding date for which it does so); or

               (iii)  if there also is no price as specified in
               (ii), the price determined by the Committee by reference to bid-and-asked quotations for the shares provided by members of an association of brokers and dealers registered pursuant to subsection 15(b) of the 1934 Act, which members make a market in the shares, for such recent dates as the Committee shall determine to be appropriate for fairly determining current market value; or

               (iv)  if there also is no price as specified in
               (iii), the amount determined in good faith by the Committee based on such relevant facts, which may include opinions of independent experts, as may be available to the Committee.

          (j) "Grantee" shall mean an Employee, former employee or other person who is an Optionee or who has received an Award of Restricted Stock.

          (k) "ISO" shall mean an Option that complies with and is subject to the terms, limitations and conditions of Code section 422 and any regulations promulgated with respect thereto.

          (l) "1934 Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

          (m) "Non-Employee Director" shall have the meaning set forth for such term or corresponding concept in Rule 16b-3 under the 1934 Act, as the same may be in effect from time to time, or in any successor rule thereto, and shall be determined for all purposes under the Plan according to interpretative or "no-action" positions with respect thereto issued by the Securities and Exchange Commission or its staff; provided, however, that to the extent it is determined and intended that Options qualify as "performance-based compensation" within the meaning of section 162(m) of the Code, a person shall be a "Non-Employee Director" only if he or she is also an "outside director" within the meaning of such section 162(m).

          (n) "Officer" shall mean a person who constitutes an officer of the Company for the purposes of Section 16 of the 1934 Act, as determined by reference to such Section 16 and to the rules, regulations, judicial decisions, and interpretative or "no-action" positions with respect thereto of the Securities and Exchange Commission or its staff, as the same may be in effect or set forth from time to time.

          (o) "Option" shall mean a contractual right to purchase Stock granted pursuant to the provisions of
     Article VI hereof.

          (p) "Option Agreement" shall mean an agreement between the Company and an Optionee setting forth the terms of an Option.

          (q) "Optionee" shall mean a person to whom an Option has been granted hereunder.

          (r) "Option Price" shall mean the price at which an Optionee may purchase a share of Stock pursuant to an Option.

          (s)  "Parent", when used with respect to any
     subject corporation, shall mean any other corporation that owns stock possessing 50% or more of the total combined voting power of all classes of stock of the subject corporation or that owns such stock of another corporation in an unbroken chain of corporations having such ownership of the stock of another corporation and ending with the subject corporation.

          (t) "Plan" shall mean the 1997 Stock Incentive Plan of the Company.

          (u) "Purchasable," when used to describe Stock, shall refer to Stock that may be purchased by an Optionee under the terms of this Plan on or after a certain date specified in the applicable Option Agreement.

          (v) "Qualified Domestic Relations Order" shall have the meaning set forth in the Code or in the Employee Retirement Income Security Act of 1974, as amended, or the rules and regulations promulgated under the Code or such Act.

          (w) "Reload Option" shall mean an Option that is granted, without further action of the Committee, (i) to an Optionee who surrenders or authorizes the withholding of shares of Stock in payment of amounts specified in paragraphs 6.7(c) or 6.7(d) hereof, (ii) for the same number of shares as is so paid, (iii) as of the date of such payment and at an Option Price equal to the Fair Market Value of the Stock on such date, and (iv) otherwise on the same terms and conditions as the Option whose exercise has occasioned such payment, subject to such contingencies, conditions or other terms as the Committee shall specify at the time such exercised Option is granted.

          (x) "Restricted Stock" shall mean Stock issued, subject to restrictions, to an Employee pursuant to Article
     VII hereof.

          (y) "Restriction Agreement" shall mean the agreement setting forth the terms of an Award, and executed by a Grantee as provided in Section 7.1 hereof.

          (z) "Stock" shall mean the $.10 par value common stock of the Company or, in the event that the outstanding shares of such stock are hereafter changed into or exchanged for shares of a different class of stock or securities of the Company or some other corporation, such other stock or securities.

          (aa) "Subsidiary", when used with respect to any subject corporation, shall mean any other corporation as to which the subject corporation is a Parent.


                            ARTICLE II
                             THE PLAN

     2.1  Name.  This plan shall be known as the "Electromagnetic
Sciences, Inc. 1997 Stock Incentive Plan."

     2.2 Purpose. The purpose of the Plan is to advance the interests of the Company, its shareholders, and any Subsidiary of the Company, by offering certain Employees and Directors an opportunity to acquire or increase their proprietary interests in the Company. Options and Awards will promote the growth and profitability of the Company and any Subsidiary of the Company, because Grantees will be provided with an additional incentive to achieve the Company's objectives through participation in its success and growth.

     2.3  Effective Date.  The Plan shall become effective on
January 24, 1997.

     2.4 Termination Date. No further Options or Awards shall be granted hereunder on or after January 24, 2007, but all Options or Awards granted prior to that time shall remain in effect in accordance with their terms.


                           ARTICLE III
                           ELIGIBILITY

     The persons eligible to participate in this Plan shall consist only of Directors and those Employees whose participation the Committee determines is in the best interests of the Company. However, no ISO's may be granted, and no Options or Awards may be granted to any Director or Officer, prior to the approval of this Plan by the Company's shareholders.


                            ARTICLE IV
                           ADMINISTRATION

     4.1 Duties and Powers of the Committee. The Plan shall be administered by the Committee. The Committee shall select one of its members as its Chairman and shall hold its meetings at such times and places as it may determine. The Committee shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it may deem necessary. The Committee shall have the power to act by unanimous written consent in lieu of a meeting, and shall have the right to meet telephonically. In administering the Plan, the Committee's actions and determinations shall be binding on all interested parties. The Committee shall have the power to grant Options or Awards in accordance with the provisions of the Plan. Subject to the provisions of the Plan, the Committee shall have the discretion and authority to determine those individuals to whom Options or Awards will be granted and whether such Options shall be accompanied by the right to receive Reload Options, the number of shares of Stock subject to each Option or Award, such other matters as are specified herein, and any other terms and conditions of an Option Agreement or Restriction Agreement. To the extent not inconsistent with the provisions of the Plan, the Committee shall have the authority to amend or modify an outstanding Option Agreement or Restriction Agreement, or to waive any provision thereof, provided that the Grantee consents to such action.

     4.2 Interpretation; Rules. Subject to the express provisions of the Plan, the Committee also shall have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable in the administration of the Plan, including, without limitation, the amending or altering of any Options or Awards granted hereunder as may be required to comply with or to conform to any federal, state or local laws or regulations.

     4.3 No Liability. Neither any member of the Board nor any member of the Committee shall be liable to any person for any act or determination made in good faith with respect to the Plan or any Option or Award granted hereunder.

     4.4 Majority Rule. A majority of the members of the Committee shall constitute a quorum, and any action taken by a majority at a meeting at which a quorum is present, or any action taken without a meeting evidenced by a writing executed by all the members of the Committee, shall constitute the action of the Committee.

     4.5 Company Assistance. The Company shall supply full and timely information to the Committee on all matters relating to eligible persons, their employment, death, retirement, disability or other termination of employment, and such other pertinent facts as the Committee may require. The Company shall furnish the Committee with such clerical and other assistance as is necessary in the performance of its duties.


                             ARTICLE V
                  SHARES OF STOCK SUBJECT TO PLAN

     5.1 Limitations. Shares subject to an Option or issued as an Award may be either authorized and unissued shares or shares issued and later acquired by the Company. Subject to any antidilution adjustment pursuant to the provisions of Section 5.2 hereof, the maximum number of shares of Stock that may be issued hereunder shall be 400,000 (of which a maximum of 80,000 shares may be issued as Restricted Stock). Shares (i) covered by any unexercised portion of an Option that has terminated for any reason; (ii) covered by any forfeited portion of an Award (except any portion as to which the Grantee has received, and not forfeited, dividends or other benefits of ownership other than voting rights); (iii) withheld in payment of the Option Price or withholding taxes; or (iv) issued hereunder but equal to the number of shares surrendered in payment of the Option Price or withholding taxes or purchased by the Company for an aggregate price not exceeding the aggregate cash received from Grantees in payment of Option Prices or withholding taxes, may each again be optioned or awarded under the Plan, and such shares shall not be considered as having been optioned or issued in computing the number of shares of Stock remaining available for option or award hereunder.

     5.2  Antidilution.

          (a) In the event that the outstanding shares of Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of merger, consolidation, reorganization, recapitalization, reclassification, combination or exchange of shares, stock split or stock dividend, or in the event that any spin-off, spin-out or other distribution of assets materially affects the price of the Company's stock:

               (i) The aggregate number and kind of shares of Stock for which Options or Awards may be granted hereunder shall be adjusted proportionately by the Committee; and

               (ii) The rights of Optionees (concerning the number of shares subject to Options and the Option Price) under outstanding Options and the rights of the holders of Awards (concerning the terms and conditions of the lapse of any then-remaining restrictions), shall be adjusted proportionately by the Committee.

          (b)  If the Company shall be a party to any
     reorganization in which it does not survive, involving merger, consolidation, or acquisition of the stock or substantially all the assets of the Company, the Committee, in its discretion, may:

               (i) notwithstanding other provisions hereof, declare that all Options granted under the Plan shall become exercisable immediately notwithstanding the provisions of the respective Option Agreements regarding exercisability, that all such Options shall terminate a specified period of time after the Committee gives written notice of the immediate right to exercise all such Options and of the decision to terminate all Options not exercised within such period, and that all then-remaining restrictions pertaining to Awards under the Plan shall immediately lapse; or

               (ii) notify all Grantees that all Options or Awards granted under the Plan shall be assumed by the successor corporation or substituted on an equitable basis with options or restricted stock issued by such successor corporation.

          (c) If the Company is to be liquidated or dissolved in connection with a reorganization described in paragraph 5.2(b), the provisions of such paragraph shall apply. In all other instances, the adoption of a plan of dissolution or liquidation of the Company shall, notwithstanding other provisions hereof, cause all then-remaining restrictions pertaining to Awards under the Plan to lapse, and shall cause every Option outstanding under the Plan to terminate to the extent not exercised prior to the adoption of the plan of dissolution or liquidation by the shareholders, provided that, notwithstanding other provisions hereof, the Committee may declare all Options granted under the Plan to be exercisable at any time on or before the fifth business day following such adoption notwithstanding the provisions of the respective Option Agreements regarding exercisability.

          (d) The adjustments described in paragraphs (a) through (c) of this Section 5.2, and the manner of their application, shall be determined solely by the Committee, and any such adjustment may provide for the elimination of fractional share interests. The adjustments required under this Article V shall apply to any successors of the Company and shall be made regardless of the number or type of successive events requiring such adjustments.


                            ARTICLE VI
                             OPTIONS

     6.1 Types of Options Granted. Within the limitations provided herein, Options may be granted to one Employee at one or several times or to different Employees at the same time or at different times, in either case under different terms and conditions, as long as the terms and conditions of each Option are consistent with the provisions of the Plan. Without limitation of the foregoing, Options may be granted subject to conditions based on the financial performance of the Company or any other factor the Committee deems relevant.

     6.2 Option Grant and Agreement. Each Option granted or modified hereunder shall be evidenced (a) by either minutes of a meeting or a written consent of the Committee, and (b) by a written Option Agreement executed by the Company and the Optionee. The terms of the Option, including the Option's duration, time or times of exercise, exercise price, whether the Option is intended to be an ISO, whether the Option is transferable under paragraph 6.8(b), and whether the Option is to be accompanied by the right to receive a Reload Option, shall be stated in the Option Agreement. Separate Option Agreements shall be used for Options intended to be ISO's and those not so intended, but any failure to use such separate Agreements shall not invalidate, or otherwise adversely affect the Optionee's rights under and interest in, the Options evidenced thereby.

     6.3  Optionee Limitations.  The Committee shall not grant an
ISO to any person who, at the time the ISO would be granted:

          (a)  is not an Employee; or

          (b) owns or is considered to own stock possessing more than 10% of the total combined voting power of all classes of stock of the Employer, or any Parent or Subsidiary of the Employer; provided, however, that this limitation shall not apply if at the time an ISO is granted the Option Price is at least 110% of the Fair Market Value of the Stock subject to such Option and such Option by its terms would not be exercisable after the expiration of five years from the date on which the Option is granted. For the purpose of this paragraph (b), a person shall be considered to own (i) the stock owned, directly or indirectly, by or for his brothers and sisters (whether by the whole or half blood), spouse, ancestors and lineal descendants, (ii) the stock owned, directly or indirectly, by or for a corporation, partnership, estate, or trust in proportion to such person's stock interest, partnership interest or beneficial interest therein, and (iii) the stock which such person may purchase under any outstanding options of the Employer or of any Parent or Subsidiary of the Employer.

     6.4  Certain Limitations

          (a) Limitation on Number of Shares. No Optionee shall be granted, during any calendar year, Options to purchase in excess of 50,000 shares of stock.

          (b) $100,000 Limitation on ISO's. Except as provided below, the Committee shall not grant an ISO to, or modify the exercise provisions of outstanding ISO's held by, any person who, at the time the ISO is granted (or modified), would thereby receive or hold any incentive stock options (as described in Code section 422) of the Employer and any Parent or Subsidiary of the Employer, such that the aggregate Fair Market Value (determined as of the respective dates of grant or modification of each option) of the stock with respect to which such incentive stock options are exercisable for the first time during any calendar year is in excess of $100,000; provided, that the foregoing restriction on modification of outstanding ISO's shall not preclude the Committee from modifying an outstanding ISO if, as a result of such modification and with the consent of the Optionee, such Option no longer constitutes an ISO; and provided that, if the $100,000 limitation described in this
     Section 6.4 is exceeded, an Option that otherwise qualifies as an ISO shall be treated as an ISO up to the limitation and the excess shall be treated as an Option not qualifying as an ISO. The preceding sentence shall be applied by taking options intended to be ISO's into account in the order in which they were granted.

     6.5 Option Price. The Option Price under each Option shall be determined by the Committee. However, the Option Price shall not be less than the Fair Market Value of the Stock on the date that the Option is granted (or, in the case of an ISO that is subsequently modified, on the date of such modification).

     6.6 Exercise Period. The period for the exercise of each Option granted hereunder shall be determined by the Committee, but the Option Agreement with respect to each Option intended to be an ISO shall provide that such Option shall not be exercisable after a date not more than ten years from the date of grant (or modification) of the Option. In addition, no Option granted to an Employee who is also an Officer or Director shall be exercisable prior to the expiration of six months from the date such Option is granted, other than in the case of the death or disability of such Employee.

     6.7  Option Exercise.

          (a) Unless otherwise provided in the Option Agreement, an Option may be exercised at any time or from time to time during the term of the Option as to any or all whole shares that have become Purchasable under the provisions of the Option, but not at any time as to less than 100 shares unless the remaining shares that have become so Purchasable are less than 100 shares. The Committee shall have the authority to prescribe in any Option Agreement that the Option may be exercised only in accordance with a vesting schedule during the term of the Option.

          (b) An Option shall be exercised by (i) delivery to the Treasurer of the Company at its principal office of written notice of exercise with respect to a specified number of shares of Stock, and (ii) payment to the Company at that office of the full amount of the Option Price for such number of shares.

          (c) The Option Price shall be paid in full upon the exercise of the Option. The Committee may provide in an Option Agreement that, in lieu of cash, all or any portion of the Option Price may be paid by (i) tendering to the Company shares of Stock duly endorsed for transfer and owned by the Optionee, or (ii) delivering to the Company an attestation of the Optionee's then-current ownership of a number of shares equal to the number thereby authorized to be withheld by the Company from the shares otherwise deliverable upon exercise of the Option, in each case to be credited against the Option Price at the Fair Market Value of such shares on the date of exercise (however, no fractional shares may be so transferred, and the Company shall not be obligated to make any cash payments in consideration of any excess of the aggregate Fair Market Value of shares transferred over the aggregate Option Price).

          (d) In addition to and at the time of payment of the Option Price, the Optionee shall pay to the Company in cash the full amount of any federal, state and local income, employment or other taxes required to be withheld from the income of such Optionee as a result of such exercise. However, in the discretion of the Committee any Option Agreement may provide that all or any portion of such tax obligations, together with additional taxes not exceeding the actual additional taxes to be owed by the Optionee as a result of such exercise, may, upon the irrevocable election of the Optionee, be paid by (i) tendering to the Company whole shares of Stock duly endorsed for transfer and owned by the Optionee, (ii) delivering to the Company an attestation of the Optionee's then-current ownership of a number of shares equal to the number thereby authorized to be withheld by the Company from the shares otherwise deliverable upon exercise of the Option, or (iii) authorizing the Company to withhold shares of Stock otherwise issuable upon exercise of the Option, in either case in that number of shares having a Fair Market Value on the date of exercise equal to the amount of such taxes thereby being paid, in all cases subject to such restrictions as the Committee may from time to time determine, including any such restrictions as may be necessary or appropriate to satisfy the conditions of the exemption set forth in Rule 16b-3 under the 1934 Act.

          (e) The holder of an Option shall not have any of the rights of a shareholder with respect to the shares of Stock subject to the Option until such shares have been issued upon exercise of the Option.

          6.8  Nontransferability of Option.

          (a) Except as provided in paragraph 6.8(b), no Option or any rights therein shall be transferable by an Optionee other than by will or the laws of descent and distribution, or (except for an ISO) pursuant to a Qualified Domestic Relations Order. During the lifetime of an Optionee, an Option granted to that Optionee shall be exercisable only by such Optionee, by such Optionee's guardian or other legal representative, should one be appointed, or by such Optionee's transferee permitted under paragraph 6.8(b).

          (b) The Committee may, in its discretion, provide that all or a portion of an Option (other than an ISO) may be transferred by the Optionee to (i) the spouse, children or grandchildren of the Optionee ("Immediate Family Members"),
     (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (iii) a partnership in which the Optionee and or such Immediate Family Members are the only partners. Following transfer, any such Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, including those terms and conditions governing transfer and the effect on such Option of the termination of employment of the Optionee. The Company shall have no obligation to any transferee to provide notice of any termination of an Option as a result of termination of the Optionee's employment.
     The Committee may specify as a condition of any such transfer the manner in which the Optionee shall remain responsible for the payment of taxes required to be withheld as a result of the exercise of such transferred Option.

     6.9 Termination of Employment. The Committee shall have the power to specify, with respect to the Options granted to any particular Optionee, the effect upon such Optionee's right to exercise an Option of the termination of such Optionee's employment under various circumstances, which effect may include (but is not limited to) immediate or deferred termination of such Optionee's rights under an Option, or acceleration of the date at which an Option may be exercised in full. With respect to an ISO, such effects shall be consistent with applicable requirements for treatment as an ISO.

     6.10 Employment Rights. Options granted under the Plan shall not be affected by any change of employment so long as the Optionee continues to be an Employee. Nothing in the Plan or in any Option Agreement shall confer on any person any right to continue in the employ of the Company or any Subsidiary of the Company, or shall interfere in any way with the right of the Company or any such Subsidiary to terminate such person's employment at any time.

     6.11 Certain Successor Options. To the extent not inconsistent with the terms, limitations and conditions of Code section 422, and any regulations promulgated with respect thereto, an Option issued in respect of an option held by an employee to acquire stock of any entity acquired, by merger or otherwise, by the Company (or by any Subsidiary of the Company) may contain terms that differ from those stated in this Article VI, but solely to the extent necessary to preserve for any such employee the rights and benefits contained in such predecessor option, or to satisfy the requirements of Code section 424(a).

     6.12 Conditions to Issuing Option Stock. The Company shall not be required to issue or deliver any Stock upon the full or partial exercise of any Option prior to fulfillment of all of the following conditions:

          (a) The admission of such shares to listing on all stock exchanges on which the Stock is then listed;

          (b) The completion of any registration or other qualification of such shares that the Company shall determine to be necessary or advisable under any federal or state law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, or the Company's determination that an exemption is available from such registration or qualification;

          (c) The obtaining of any approval or other clearance from any federal or state governmental agency that the Company shall determine to be necessary or advisable; and

          (d) The lapse of such reasonable period of time following exercise as shall be appropriate for reasons of administrative convenience.

     Unless the shares of Stock covered by the Plan shall be the subject of an effective registration statement under the Securities Act of 1933, as amended, stock certificates issued and delivered to Optionees shall bear such restrictive legends as the Company shall deem necessary or advisable pursuant to applicable federal and state securities laws.

     6.13 Automatic Option Grants to Certain Directors.

          (a) Options for New Directors. Each person who is not an Employee, or an employee of any Parent of the Company, shall automatically, and without any action of the Board or the Committee, be granted, on the first day on which such person serves as a Director, an Option for the purchase of 10,000 shares of Stock (subject to automatic proportionate adjustment for stock splits or stock dividends, and otherwise to proportionate adjustment by the Committee as provided in Section 5.2). Each such Option shall become exercisable as to 2,000 shares on the date that is six months after the date of grant, and as to an additional 2,000 shares on each of the first, second, third and fourth anniversaries of such six-month date.


          (b) Additional Options for Continuing Service. Each person who is not at that time an Employee, or an employee of any Parent of the Company, shall automatically and without any action of the Board or the Committee, be granted, on the date on which such person is elected to a new one-year term of service beginning after such person has completed five one-year terms of service (or its equivalent) following the grant (whether under this Plan or otherwise)to such person of options for 10,000 shares that become exercisable based on continued service as a Director, and on each subsequent date on which such person is elected to a further term of service as a Director, an Option for the purchase of 2,500 shares of Stock (subject to automatic proportionate adjustment for stock splits or stock dividends, and otherwise to proportionate adjustment by the Committee as provided in Section 5.2). Each such Option shall become exercisable on the date that is six months after the date of grant.

          (c) Other Terms of Automatic Options. Each Option automatically granted under this Section 6.13 shall not be an ISO, shall not include the right to receive a Reload Option, and shall have an Option Price equal to the Fair Market Value of the Stock on the date of grant. Each such Option shall become immediately exercisable in the event a party other than the Company or any Parent or Subsidiary of the Company purchases or otherwise acquires shares of Stock pursuant to a tender offer or exchange offer for such shares, or any person or group becomes the beneficial owner (for the purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of 50% or more of the outstanding shares of the Stock. To the extent such an Option shall have become exercisable, it shall be non-forfeitable and shall remain exercisable until the tenth anniversary of its date of grant, but if the Grantee ceases to be a Director for any reason, any portion of such Option that is not at that time exercisable shall immediately terminate and shall not thereafter become exercisable. The Option Price for each such Option may be paid in cash or in the manners specified in the second sentence of paragraph 6.7(c) hereof. In addition, any taxes related to the exercise of each such Option may be paid in the manner contemplated in the second sentence of paragraph 6.7(d) hereof.


                           ARTICLE VII
                         RESTRICTED STOCK

     7.1 Awards of Restricted Stock. The Committee may grant Awards of Restricted Stock upon determination by the Committee, acting pursuant to the delegation hereby of the Board's authority to make such determinations, that the value or other benefit to the Company of the services of a Grantee theretofore performed or to be performed as a condition of the lapse of restrictions applicable to such Restricted Stock, or the benefit to the Company of the incentives created by the issuance thereof, is adequate consideration for the issuance of such shares. Each such Award shall be governed by a Restriction Agreement between the Company and the Grantee. Each Restriction Agreement shall contain such restrictions, terms and conditions as the Committee shall, in its discretion, determine, and may require that an appropriate legend be placed on the certificates evidencing the subject Restricted Stock.

     Shares of Restricted Stock granted pursuant to an Award hereunder shall be issued in the name of the Grantee as soon as reasonably practicable after the Award is granted, provided that the Grantee has executed the Restriction Agreement governing the Award, the appropriate blank stock powers and, in the discretion of the Committee, an escrow agreement and any other documents which the Committee may require as a condition to the issuance of such shares. If a Grantee shall fail to execute the foregoing documents, within any time period prescribed by the Committee, the Award shall be null and void. At the discretion of the Committee, shares of Restricted Stock issued in connection with an Award shall be held by the Company or deposited together with the stock powers with an escrow agent designated by the Committee. Unless the Committee determines otherwise and as set forth in the Restriction Agreement, upon issuance of such shares, the Grantee shall have all of the rights of a shareholder with respect to such shares, including the right to vote the shares and to receive all dividends or other distributions paid or made with respect to them.

     7.2 Non-Transferability. Until any restrictions upon Restricted Stock awarded to a Grantee shall have lapsed in a manner set forth in Section 7.3, such shares of Restricted Stock shall not be transferable other than by will or the laws of descent and distribution, or pursuant to a Qualified Domestic Relations Order, nor shall they be delivered to the Grantee.

     7.3 Lapse of Restrictions. Restrictions upon Restricted Stock awarded hereunder shall lapse at such time or times (but, with respect to any award to an Employee who is also a Director or Officer, not less than six months after the date of the Award) and on such terms and conditions as the Committee shall, in its discretion, determine at the time the Award is granted or thereafter.

     7.4 Termination of Employment. The Committee shall have the power to specify, with respect to each Award granted to any particular Employee, the effect upon such Grantee's rights with respect to such Restricted Stock of the termination of such Grantee's employment under various circumstances, which effect may include (but is not limited to) immediate or deferred forfeiture of such Restricted Stock or acceleration of the date at which any then-remaining restrictions shall lapse.

     7.5 Treatment of Dividends. At the time an Award of Restricted Stock is made the Committee may, in its discretion, determine that the payment to the Grantee of any dividends, or a specified portion thereof, declared or paid on such Restricted Stock shall be (i) deferred until the lapsing of the relevant restrictions, and (ii) held by the Company for the account of the Grantee until such time. In the event of such deferral, there shall be credited at the end of each year (or portion thereof) interest on the amount of the account at the beginning of the year at a rate per annum determined by the Committee. Payment of deferred dividends, together with interest thereon, shall be made upon the lapsing of restrictions imposed on such Restricted Stock, and any dividends deferred (together with any interest thereon) in respect of Restricted Stock shall be forfeited upon any forfeiture of such Restricted Stock.

     7.6 Delivery of Shares. Within a reasonable period of time following the lapse of the restrictions on shares of Restricted Stock, the Committee shall cause a stock certificate or certificates to be delivered to the Grantee with respect to such shares. Such shares shall be free of all restrictions hereunder, except that if the shares of stock covered by the Plan shall not be the subject of an effective registration statement under the Securities Act of 1933, as amended, such stock certificates shall bear such restrictive legends as the Company shall deem necessary or advisable pursuant to applicable federal and state securities laws.

     7.7  Payment of Withholding Taxes.

          (a) The Restriction Agreement may authorize the Company to withhold from compensation otherwise due to the Grantee the full amount of any federal, state and local income, employment or other taxes required to be withheld from the income of such Grantee as a result of the lapse of the restrictions on shares of Restricted Stock, or otherwise as a result of the recognition of taxable income with respect to an Award. At the time of and as a condition to the delivery of a stock certificate or certificates pursuant to Section 7.6, the Grantee shall pay to the Company in cash any balance owed with respect to such withholding requirements.

          (b)  In the discretion of the Committee, any
     Restriction Agreement may provide that all or any portion of the tax obligations otherwise payable in the manner set forth in paragraph 7.7(a), together with additional taxes not exceeding the actual additional taxes to be owed by the Grantee with respect to the Award, may, upon the irrevocable election of the Grantee, be paid by tendering to the Company whole shares of Stock duly endorsed for transfer and owned by the Grantee, or by authorizing the Company to withhold and cancel shares of Stock otherwise deliverable pursuant to
     Section 7.6, in either case in that number of shares having a Fair Market Value on the date that taxable income is recognized equal to the amount of such taxes thereby being paid, in all cases subject to such restrictions as the Committee may from time to time determine.


                           ARTICLE VIII
          TERMINATION, AMENDMENT AND MODIFICATION OF PLAN

     The Board may at any time, (i) cause the Committee to cease granting Options and Awards, (ii) terminate the Plan, or (iii) in any respect amend or modify the Plan. However, the Board (unless its actions are approved or ratified by the shareholders of the Company within twelve months of the date the Board amends the
Plan) may not amend the Plan to materially increase the number of shares of Stock available under the Plan to Directors or Officers, or as otherwise may be legally required.

     No termination, amendment or modification of the Plan shall affect adversely a Grantee's rights under an Option Agreement or Restriction Agreement without the consent of the Grantee or his or her legal representative.

     From and after the first date on which an Option is automatically granted pursuant to Section 6.13, the provisions of such Section 6.13 may not be amended in any manner more frequently than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules and regulations promulgated under the Code or such Act.


                            ARTICLE IX
                           MISCELLANEOUS

     9.1 Replacement or Amended Grants. At the sole discretion of the Committee, and subject to the terms of the Plan, the Committee may modify outstanding Options or Awards or accept the surrender of outstanding Options or Awards on terms specified by the Committee, which terms may include the grant of new Options or Awards in substitution for them. However no modification of an Option or Award shall adversely affect a Grantee's rights under an Option Agreement or Restriction Agreement without the consent of the Grantee or his or her legal representative.

     9.2 Forfeiture for Competition. If a Grantee provides services to a competitor of the Company or any of its Subsidiaries, whether as an employee, officer, director, independent contractor, consultant, agent or otherwise, such services being of a nature that can reasonably be expected to involve the skills and experience used or developed by the Grantee while a Director or an Employee, then that Grantee's rights under any Options outstanding hereunder shall be forfeited and terminated, and any shares of Restricted Stock held by such Grantee subject to remaining restrictions shall be forfeited, subject in each case to a determination to the contrary by the Committee.

     9.3 Plan Binding on Successors. The Plan shall be binding upon the successors of the Company.

     9.4  Headings Not a Part of Plan.  Headings of Articles and
Sections hereof are inserted for convenience and reference, and do not constitute a part of the Plan.